Exhibit 10.1
AGREEMENT
     THIS AGREEMENT is made and entered into as of March 17, 2009 (“Agreement”) by and among Regent Communications, Inc.(“Regent”), Riley Investment Management LLC (“RIM”), and Riley Investment Partners Master Fund, L.P.(“RIP”).
     For purposes of this Agreement, the term “Company” shall mean Regent and all of its affiliates, the term “Riley” shall mean RIM, RIP and all of their respective affiliates, and the term “affiliates” shall mean any officer, director, employees, investment advisory clients, attorney, agent, assignee, predecessor, successor, parent, subsidiary, affiliate, division, or related company.
     WHEREAS, John J. Ahn, a member of Regent’s Board of Directors and member of the Board’s Nominating and Corporate Governance Committee, has informed Regent that because of its dissatisfaction with Board leadership, Riley would commence a proxy fight unless Regent’s Board would remove William P. Sutter, Jr. as Chairman of the Board and not nominate Mr. Sutter for re-election to the Board of Directors at the 2009 Annual Meeting of Stockholders currently scheduled for June 3, 2009. Mr. Ahn currently serves on Regent’s Board of Directors as one of Riley’s designees pursuant to the terms of the September 14, 2007 Settlement Agreement among Regent, Riley, Mr. Ahn and certain other parties; and
     WHEREAS, the parties to this Agreement mutually agree that it is in their respective best interests and in the best interests of Regent and Regent’s stockholders to avoid the time, costs, and disruptions that a potential proxy contest may cause the parties in connection with the 2009 Annual Meeting, to revise the composition of Regent’s Board of Directors, and to agree on certain related matters, all as set forth in this Agreement;
     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE I. COMPOSITION OF BOARD AND BOARD COMMITTEES
     1.1 Board Size. In accordance with Regent’s bylaws and as recommended by the Board’s Nominating and Corporate Governance Committee, Regent’s Board of Directors will vote to set the number of Directors to serve on the Board at six commencing at the earlier of the resignation of William P. Sutter, Jr. from the Board or in connection with the election of Directors at the 2009 Annual Meeting of the Company’s Stockholders currently scheduled for June 3, 2009 and continuing thereafter until such time as the Board may take further action to either increase or decrease the size of the Board.
     1.2 Director Nominees. In connection with the Company’s 2009 Annual Meeting of Stockholders and as recommended by the Board’s Nominating and Corporate Governance Committee, Regent’s Board will nominate all of the Company’s incumbent directors as of the date of this Agreement, other than William P. Sutter, Jr. for re-election to the Board.

     1.3 Board Chairman. As recommended by the Board’s Nominating and Corporate Governance Committee, Regent’s Board will appoint John H. Wyant as the Chairman of the Board effective immediately upon the taking of such Board action.
     1.4 Effect of Failure to Satisfy Sections 1.2 and 1.3. If the actions contemplated by Sections 1.2 and 1.3 above are not taken on or before 5:30 p.m., Cincinnati time, on March 17, 2009, then this Agreement shall be null and void.
ARTICLE II. MEETINGS OF REGENT’S STOCKHOLDERS
     2.1 No Change in Bylaws as to Special Meetings. Unless approved by a majority of the Board, including the approval of at least one of Messrs. Ahn and DeLorenzo, the Board shall not amend Regent’s bylaws with respect to calling a special meeting of stockholders. This restriction from amending Regent’s bylaws relating to calling a special meeting will continue for two months after no designees of Riley serve on Regent’s Board; provided, that, any amendment to Regent’s bylaws shall not apply retroactively to a special meeting that is validly called prior to the end of such two month period.
     2.2 Limitations as to 2009 Annual Meeting and Future Special Meetings of Stockholders. Without the consent of a majority of the then current members of Regent’s Board (it being understood and agreed that a 3-3 vote does not constitute a majority), Riley agrees that it will not call for any special meeting of Regent’s stockholders and will not nominate any person for election to Regent’s Board at Regent’s 2009 Annual Meeting of Stockholders or at any special meeting of Regent’s stockholders other than as contemplated by Section 1.2 above, or to form or join a group or act in concert with any person or entity to change the composition of the Board, through December 31, 2009; provided, that, for the avoidance of doubt, the foregoing shall not restrict any vote or actions by Mr. Ahn or by John F. DeLorenzo (Riley’s other designee currently serving as a Regent director) in their capacity as directors of Regent (including on the Nominating and Corporate Governance Committee) and Riley and Messrs. Ahn and DeLorenzo shall not be restricted from voting any shares of, or giving a proxy or executing a written consent with respect to, their Regent stock in response to a request from a third party that is not part of a group, as defined in Rule 13d-1, of which Riley, Mr. Ahn or Mr. DeLorenzo is also a member, and such actions shall not in and of itself be deemed to be acting in concert with the person or persons requesting the vote, proxy or written consent. Notwithstanding the foregoing, the restrictions set forth in this Section 2.2 shall terminate at any time that the Company breaches any of its covenants set forth in Article I or Section 2.1 hereof, nor shall the restrictions set forth in this Section 2.2 apply to any attorney or agent of Riley who is not subject to the direct or indirect control of Riley.
ARTICLE III. ADDITIONAL AGREEMENTS
     3.1 Public Disclosures. Promptly following the execution of this Agreement, Regent will prepare and issue a press release announcing the entry into this Agreement, which press release shall be mutually agreeable to all parties hereto (the “Press Release”). Regent also will promptly file a Form 8-K with the Securities and Exchange Commission to which this

Agreement and the Press Release will be attached as exhibits. This Agreement and the Press Release may be filed as an exhibit to any amendment required to be filed under Section 13(d) of the Securities Exchange Act of 1934, as amended, to any Schedule 13Ds filed by Riley. None of the parties hereto will make any public statements regarding this Agreement and related matters that are inconsistent with or contrary to the statements in the Press Release. Any statement otherwise prohibited by this Section 3.1 may nevertheless be made without violating this Agreement if such statement is either required by applicable law, rule or regulation or is required to be made by the person seeking to make such statement in order to comply with such party’s fiduciary duties to Regent or its stockholders, in each case as reasonably determined by such person based on the advice of outside counsel and upon reasonable prior notice to the parties hereto of the nature of the statement and the basis pursuant to which it is required to be made.
     3.2 Expiration of Covenants and Restrictions. Except as otherwise specifically provided in this Agreement, unless this Agreement becomes null and void pursuant to Section 1.4, all covenants and restrictions set forth herein shall lapse and be of no further effect as of 11:59 p.m. on December 31, 2009, Cincinnati time.
     3.3 References to Riley Designees. All references in this Agreement to either Mr. Ahn or Mr. DeLorenzo, also shall mean any other person designated by Riley and approved by Regent’s Board to serve as a Director of Regent.
ARTICLE IV. MISCELLANEOUS
     4.1 Binding Agreement. Each term of this Agreement is binding upon the parties hereto and their respective predecessors, successors, transferees, permitted assignees, insurers, and reinsurers. If any provision of this Agreement shall be deemed or declared to be unenforceable, invalid or void, such provision shall not impair any other provision of this Agreement. It is hereby expressly understood and agreed that the terms of this Agreement are contractual and not merely recitals.
     4.2 Complete Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of all matters contained in this Agreement, and supersedes all prior and/or contemporaneous oral or written agreements, representations or understandings of any nature. There are no unwritten agreements or understandings between the parties.
     4.3 Authority. Each of the parties hereto acknowledges and represents that it has the full power, authority and capacity to enter into this Agreement and that the person(s) signing this Agreement on its behalf has the full power, capacity and authority to do so. Each party hereby represents that it has read the foregoing Agreement, presented it to competent legal counsel for review, fully understands it, and has executed it voluntarily with full knowledge of its legally binding effect.
     4.4 Governing Law; Jurisdiction. This Agreement shall be interpreted under and in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions. Each of the parties hereto agrees that any action or proceeding relating to or arising out of this Agreement shall be adjudicated exclusively in the courts located in Delaware.
     4.5 Injunctive Relief. The parties agree that in the event of any actual or threatened breach by any other party of any of the provisions contained in this Agreement, the non-breaching parties shall be entitled to seek immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting any party from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.
     4.6 Amendment. This Agreement may be amended or modified only by a written instrument duly executed by all of the parties hereto.
     4.7 Successors and Assigns. This Agreement shall not be assigned or transferred to any third party without the prior express written consent of all of the parties. Any permitted assignment or transfer of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.
     4.8 Section Headings. Section headings are inserted herein for convenience only and shall not affect any construction or interpretation of this Agreement.
     4.9 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.
     IN WITNESS WHEREOF, the parties, each individually or through their duly authorized representative, have executed this Agreement as of the date first set forth above.

REGENT COMMUNICATIONS, INC.
By:	/s/ WILLIAM L. STAKELIN
	Name:	William L. Stakelin
	Title:	President and Chief Executive Officer

RILEY INVESTMENT PARTNERS MASTER FUND, L.P. By: Riley Investment Management LLC, the General Partner
By:	/s/ JOHN J. AHN
	Name:	John J. Ahn
	Title:	Principal

RILEY INVESTMENT MANAGEMENT LLC
By:	/s/ JOHN J. AHN
	Name:	John J. Ahn
	Title:	Principal